Exhibit 10.1

UNWIND AGREEMENT

THIS UNWIND AGREEMENT (this “Unwind Agreement”) is made effective as of the [__] day of July, 2019 by and between Boston Therapeutics, Inc., a Delaware corporation (“BTHE”), CureDM, Inc., a Delaware corporation (“CureDM”), and CureDM Group Holdings, LLC, a Delaware limited liability company (“PriveCo”).

RECITALS

A.	On February 12, 2018, BTHE entered into a Contribution Agreement (the “Contribution Agreement”), dated January 1, 2018, with the members of PriveCo (“PriveCo Members”), pursuant to which the PriveCo Members contributed 100% of the outstanding securities of PriveCo (the “PriveCo Securities”) in exchange for an aggregate of 47,741,140 shares of common stock of BTHE (the “BTHE Contribution Sharer”) of which 25,000,000 BTHE Contribution Shares (the “BTHE Closing Shares”) were delivered at closing and 22,741,140 BTHE, Contribution Shares (the “Milestone BTHE Share”) were to be delivered in four equal tranches of 5,685,285 BTHE Contribution Shares each upon the achievement of specific milestones (the “Transaction”). BTHE, PriveCo, the PriveCo Members, and CureDM are individually referred to herein as the “Party,” and collectively referred to herein as the “Parties.”

B.	CureDM and BTHE acknowledge and agree that the Milestones were not achieved, and the Milestone BTHE Shares were not issued or delivered to the PriveCo Members.

C.	Section 5.6 of the Contribution Agreement provides that if the Milestones are not achieved as contemplated in such agreement, then (i) the Contribution Agreement, other than the provisions of Section 13 thereof, will be null and void and have no further force and effect and all other rights and liabilities of the parties thereunder will terminate without any liability of any Party to any other Party, (ii) each Party shall have released, remised and forever discharged any and all rights and claims that it has had, now has or might now have against the other, and (iii) the PriveCo Members will return all BTHE Shares to BTHE for cancellation (such actions being collectively referred to herein as the “Unwind”).

D.	On July 19, 2019, BTHE and CureDM, on behalf of itself and as agent in fact for the PriveCo Members, entered into a Letter of Intent (the “Letter of Intent”) that set forth the material terms of the Unwind. To the extent that any provision of this Unwind Agreement conflicts with or is inconsistent with any provision of the Letter of Intent, the provisions of this Unwind Agreement supersede those of the Letter of Intent and the terms of this Unwind Agreement shall govern.

E.	Upon the terms and subject to the conditions set forth in this Unwind Agreement, BTHE and CureDM, on behalf of itself and as agent-in-fact for the PriveCo Members, have agreed to unwind the Transaction, such that (except as set forth in this Unwind Agreement) the PriveCo Members will return all BTHE Closing Shares to BTHE for cancellation, which cancelled shares shall be considered authorized but unissued shares of common stock. The PriveCo Members will waive any and all rights to the Milestone BTHE Shares in consideration of their respective membership interest in PriveCo that was contributed to BTHE pursuant to the Contribution Agreement.

F.	It is the intention of the Parties hereto that: (i) the Unwind shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the surrender and exchange of securities contemplated herein shall be exempted from registration or qualification under the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

1.	Surrender and Exchange of Securities.

a.	Return of BTHE Shares. Subject to the terms and conditions of this Unwind Agreement, and except as otherwise provided below, the PriveCo Members shall return all BTHE Closing Shares to BTHE for cancellation prior to the Closing (as defined below) and thereby surrender all legal right, title, and interest, which cancelled shares shall be considered authorized but unissued shares of common stock.

b.	Delivery of Documents. Subject to the terms and conditions of this Unwind Agreement, and except as otherwise provided below, the PriveCo Members shall deliver all documents required to cancel the BTHE Closing Shares, including, but not limited to, the original stock certificates representing the BTHE Closing Shares and all documents reasonably and customarily required by BTHE’s transfer agent and registrar as needed to cancel such shares.

c.	Open Shares. Notwithstanding the foregoing, with respect to those PriveCo Members who do not surrender their BTHE Closing Shares for cancellation (such shares, the “Open Shares”), (i) to the extent that such number of Open Shares do not exceed 1,639,480, CureDM will pay BTHE $0.02 per Open Share, and (ii) to the extent that such number of Open Shares exceeds 1.6 million, CureDM will pay BTHE $0.05 for each Open Share in excess of 1,639,480, provided, however, that in no event shall the number of Open Shares exceed 4.0 million. In the event that the number of Open Shares Exceeds 4.0 million, this Unwind Agreement shall be null and void. The aggregate dollar value to be paid pursuant to the foregoing (i) and (ii) is referred to herein as the “Open Share Payment”. The Open Share Payment shall be wired by CureDM to BTHE in accordance with the instructions set forth in Exhibit A.

d.	Return of PriveCo Securities. BTHE hereby agrees to transfer all of the issued and outstanding PriveCo Securities to CureDM and the PriveCo Members free and clear of any liens, changes, claims, and encumbrances, after which neither BTHE or any party affiliated with BTHE will own any right or interest or future equity claims in PriveCo.

e.	Release of Obligations. Upon the completion of the Unwind (the “Closing”), each Party shall be deemed to have released, remised and forever discharged any and all rights and claims that it has had, now has or might now have against the other, including the full release of BTHE of its obligations to issue and deliver the Milestone BTHE Shares to the PriveCo Members.

2.	Assumption of Liabilities. Upon the completion of the Unwind, PriveCo and CureDM will assume responsibility for the payment of the liabilities set forth on Exhibit B and shall indemnify BTHE against losses arising from or relating to the liabilities up to the amount of the liabilities set forth on Exhibit B.

3.	Mutual Release. Each of CureDM and BTHE on behalf of itself and its respective partners, agents, assigns, heirs, officers, directors, employees executors, and attorneys (“Affiliates”) hereby forever and finally releases, relieves, acquits, absolves and discharges the other Party and their Affiliates from any and all losses, claims, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs and expenses, damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, that they may have against the other Party and their Affiliates.

4.	Indemnification. Each Party hereto shall defend, indemnify, and hold the other harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon another Party arising out of or relating to (i) any failure or breach by the Party to perform any of its covenants, agreements or obligations under this Unwind Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of the Party contained in this Unwind Agreement or in any Exhibit delivered in connection with this Unwind Agreement.

5.	Representations and Warranties of BTHE. BTHE represents and warrants to CureDM and the PriveCo Members that:

a.	BTHE has not assigned, pledged or hypothecated the PriveCo Securities and that it is the record and beneficial owner of and has good and marketable title to all of the PriveCo Securities and is transferring such free and clear of any and all liens, charges, claims and encumbrances whatsoever.

b.	BTHE has due and sufficient right and authority to enter into this Unwind Agreement on the terms and conditions herein set forth and to transfer the record, legal and beneficial title and ownership of all of the PriveCo Securities to CureDM and the PriveCo Members at the Closing.

c.	Since the date of the Contribution Agreement, there has been no change in the assets or intellectual property (collectively, the “Assets”) of PriveCo.

d.	As of the date of this Unwind Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature is pending or, to the knowledge of BTHE, threatened, in which the scope, validity, enforceability or ownership of any intellectual property of PriveCo is being or has been contested or challenged.

e.	Since the date of the Contribution Agreement, no right, license, or interest has been granted or conveyed with respect to any of the Assets, and all Assets are free from all liens, charges, claims and encumbrances.

f.	The only liabilities of PriveCo are those listed on Exhibit B.

g.	Between the date of the Contribution Agreement and the date of this Unwind Agreement, no agreement has been entered into that relates to PriveCo or will require PriveCo to perform obligations after the Closing.

h.	Since the date of the Contribution Agreement, BTHE has taken reasonable and customary security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information of PriveCo.

i.	Neither the execution and delivery of this Unwind Agreement by BTHE, nor the performance by BTHE of its obligations hereunder or the consummation of the Unwind pursuant to the terms conflict with BTHE’s certificate of incorporation or bylaws; violate any statute, law, ordinance, rule or regulation applicable to BTHE, or any of its assets or properties or violate, breach, be in conflict with or constitute a default under any material contract or any order, judgment or decree to which BTHE is a party or by which BTHE, or any of its respective assets or properties is bound or encumbered.

6.	Representations and Warranties of CureDM.

a.	CureDM is duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware, and has sufficient right and authority to enter into this Unwind Agreement.

b.	Neither the execution and delivery of this Unwind Agreement by CureDM, nor the performance by CureDM of its obligations hereunder or the consummation of the Unwind pursuant to the terms and conditions of this Unwind Agreement conflict with CureDM’s organizational documents; violate any statute, law, ordinance, rule or regulation applicable to CureDM, or any of its assets or properties, violate, breach, be in conflict with or constitute a default under any material contract or any order, judgment or decree to which CureDM is a party or by which CureDM, or any of its respective assets or properties is bound or encumbered.

c.	CureDM has due and sufficient right and authority to enter into this Unwind Agreement on the terms and conditions herein set forth and to transfer the record, legal and beneficial title and ownership of all of the BTHE Closing Shares to BTHE at the Closing.

7.	Conditions to Closing.

a.	Conditions to Obligations of BTHE. The obligation of BTHE to consummate the Unwind is subject to the satisfaction or written waiver of the conditions set forth below. The Closing of the Unwind contemplated by this Unwind Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of BTHE and may be waived by BTHE in its sole discretion.

i.	The representations and warranties of CureDM set forth in this Unwind Agreement shall be true, correct and complete in all respects as of the Closing date, as though made on and as of the Closing date, and CureDM shall have delivered to BTHE a certificate, dated as of the Closing date, to the effect that the representations and warranties made by CureDM in this Unwind Agreement are true and correct.

ii.	All of the covenants and obligations that CureDM or the PriveCo Members are required to perform or to comply with pursuant to this Unwind Agreement at or prior to the Closing shall have been performed and complied with in all material respects. CureDM and the PriveCo Members must have delivered each of the documents required to be delivered by it pursuant to this Unwind Agreement (including those set forth in Section 8 below).

iii.	This Unwind Agreement and all other documents necessary or reasonably required to consummate the Unwind shall have been executed and delivered by CureDM.

iv.	CureDM Inc. shall have executed a Stipulation of Discontinuance with Prejudice and Release for the litigation commenced in the Supreme Court of the State of New York, County of New York under index number 651716/2019.

b.	Conditions to Obligations of CureDM and PriveCo Members. The obligations of CureDM and the PriveCo Members, as applicable, to consummate the Unwind is subject to the satisfaction or written waiver of the conditions set forth below. The Closing of the Unwind will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of CureDM and the PriveCo Members, and may be waived by CureDM in its sole discretion.

i.	The representations and warranties of BTHE set forth in this Unwind Agreement shall be true, correct and complete in all respects as of the Closing date, as though made on and as of the Closing date, and BTHE will have delivered to CureDM a certificate dated the Closing date, to the effect that the representations and warranties made by BTHE in this Unwind Agreement are true and correct.

ii.	All of the covenants and obligations that BTHE are required to perform or to comply with pursuant to this Unwind Agreement at or prior to the Closing shall have been performed and complied with in all material respects. BTHE must have delivered each of the documents required to be delivered by it pursuant to this Unwind Agreement (including those set forth in Section 8 below).

iii.	This Unwind Agreement and all other documents necessary or reasonably required to consummate the Unwind shall have been executed and delivered by BTHE.

8.	Closing.

a.	Closing Date. The Closing shall take place, subject to the terms and conditions of this Unwind Agreement, as soon as August 14, 2019, and no later than September 6, 2019, 2019 (the “Outside Date”). The Closing shall take place on the Closing Date at the offices of the lawyers for CureDM or at such other location as agreed to by CureDM and BTHE.

b.	Closing Deliveries of BTHE. At Closing, BTHE will deliver or cause to be delivered to CureDM the following, in the form and substance reasonably satisfactory to CureDM:

i.	Copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of PriveCo since the date of the Contribution Agreement.

ii.	Copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of BTHE evidencing approval of this Unwind Agreement and the Unwind.

iii.	Share certificates representing 100% of the issued and outstanding PriveCo Securities.

iv.	Any other necessary documents as required to give effect to the Unwind.

c.	Closing Deliveries of CureDM. At Closing, CureDM will deliver or cause to be delivered to BTHE the following, in the form and substance reasonably satisfactory to BTHE:

i.	Copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of CureDM evidencing approval of this Unwind Agreement and the Unwind.

ii.	All documents as reasonably and customarily required by the transfer agent and registrar for BTHE’s common stock for the surrender and cancellation of the BTHE Closing Shares (other than the Open Shares).

iii.	The Open Share Payment, to the extent required by Section 1(e) above.

iv.	Any other necessary documents as required to give effect to the Unwind.

9.	Additional Covenants of the Parties.

a.	Confidentiality of PriveCo Business. All information regarding the business of PriveCo including, without limitation, financial information that PriveCo provided to BTHE during BTHE’s due diligence investigation of PriveCo will be kept in strict confidence by BTHE and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by BTHE or disclosed to any third party (other than BTHE’s professional accounting and legal advisors) without the prior written consent of PriveCo.

b.	Confidentiality. Each Party shall treat as confidential all information furnished to it by the other Party hereto concerning the business, operations and financial condition of the Party furnishing such information, and shall not disclose any of such information to any third party or use any such information except in furtherance of the evaluation and completion of the Unwind. Any disclosure of confidential information to BTHE shall not be construed as an assignment, grant, option, license or other transfer of any such right, title or interest whatsoever to BTHE or any of its Affiliates, Upon request, each Party shall promptly return all documents and copies thereof received from the other Party. The obligations of confidentiality under this paragraph shall survive the Closing and any termination of this Unwind Agreement and shall remain in effect for a period of one year from the date of Closing. If any Party becomes legally compelled to disclose any other Party’s confidential information, the disclosing Party will use all commercially reasonable efforts to provide the other party with prior notice thereof so that the other Party may seek a protective order or other appropriate remedy to prevent such disclosure.

c.	No Publicity. Except for the filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K by BTHE, and any other required U.S. Securities and Exchange Commission Filing, in BTHE’s sole discretion, it is agreed that the Parties shall not make any public announcement or issue any press release or publicity or make any other disclosures, except disclosures required by law on a confidential basis to persons deemed to be “representatives” of such Parties, or confirm any statements by third parties concerning the transactions herein proposed, or disclose or confirm that discussions regarding the Unwind are occurring, without the prior written consent in advance of the other Party.

d.	Non-Disparagement. Neither CureDM nor BTHE will directly or indirectly contact the press, make any statements for public dissemination (expect as specifically provided above), or respond to inquiries from the press regarding this Unwind Agreement or the other Parties.

e.	Notification. Between the date of this Unwind Agreement and the Closing Date, each of CureDM and BTHE will promptly notify the other in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Unwind Agreement, if it becomes aware of the occurrence after the date of this Unwind Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the exhibits relating to such Party, such Party will promptly deliver to the other a supplement to the exhibits specifying such change. During the same period, each of CureDM and BTHE will promptly notify the other of the occurrence of any material breach of any of its covenants in this Unwind Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

f.	Tax Matters. BTHE agrees to furnish or cause to be furnished to CureDM upon request as promptly as practicable such information (including access to books and records) and information and assistance as is reasonably necessary for the filing of any tax or information return, for the preparation Many tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment.

g.	Certain Acts Prohibited. Except as expressly contemplated by this Unwind Agreement, between the date of this Unwind Agreement and the Closing date, BTHE will not, without the prior written consent of CureDM:

i.	Incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of PriveCo except in the ordinary course of business consistent with past practice;

ii.	Dispose of or contract to dispose of any PriveCo property or assets except in the ordinary course of business consistent with past practice;

iii.	Declare, set aside or pay any dividends on, or make any other distributions in respect of the PriveCo Securities; or

iv.	Materially increase benefits or compensation expenses of PriveCo, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

10.	Termination. This Unwind Agreement and Mutual Release may be terminated at any time prior to the Closing by mutual written consent of BTHE and CureDM. Notwithstanding anything to the contrary contained herein, in the event that CureDM does not surrender at least 21.0 million BTHE Closing Shares for cancellation prior to the Outside Date, then this Unwind Agreement shall be null and void.

11.	Miscellaneous Provisions.

a.	Effectiveness of Representations; Survival. Each Party is entitled to rely on the representations, warranties and agreements of each other and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Unwind Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect.

b.	Further Assurances. Each of CureDM and BTHE will cooperate with each other and execute and deliver such other instruments and documents and take such other actions as may be reasonably requested from time to time by any Party as necessary to carry out, evidence, and confirm the intended purposes of this Unwind Agreement.

c.	Amendment. This Unwind Agreement may not be amended except by an instrument in writing signed by each of CureDM and BTHE.

d.	Expenses. All fees and expenses incurred in connection with this Unwind Agreement and the Unwind, including, without limitation, all fees and expenses of attorneys, accountants and representatives employed by either Party, shall be borne solely by the Party that has incurred such expense.

e.	Entire Agreement. This Unwind Agreement, the exhibits attached hereto and the other documents delivered pursuant to this Unwind Agreement or otherwise in connection with the Unwind contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers (including those set forth in the Letter of Intent) are expressly superseded and terminated by this Unwind Agreement.

f.	Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or facsimile to the Parties at the following addresses:

If to BTHE, to;

Thomas D. Atkinson

Ledwith & Atkinson

81 Hempstead Avenue

Lynbrook, New York 11563

Email: tatkinson@ledwithatkinson.com

(516) 593-1771

If to CureDM or the PriveCo Members, to:

Loraine V. Upham

CureDM, Inc.

5901 Indian School Road

Albuquerque, NM 87110

Email: lori@curedm.com

Telephone: 505-515-1947(LVU)

g.	Headings. The headings contained in this Unwind Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Unwind Agreement.

h.	Third Party Beneficiaries. This Unwind Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Unwind Agreement and the PriveCo Members.

i.	Assignment. This Unwind Agreement may not be assigned (except by operation of law) by any Party without the consent of the other parties.

j.	Governing Law, Jurisdiction, and Venue. This Unwind Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein. In the event any dispute arises hereunder, the exclusive jurisdiction for the resolution of such dispute or disputes shall be the state or federal courts located in Manhattan, New York. The parties hereby consent to venue and personal jurisdiction in such courts.

k.	Jury Waiver. THE PARTIES HERETO AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO IN ANY MANNERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS UNWIND AGREEMENT, THE RELATIONSHIP OF THE PARTIES AND/OR ANY CLAIM OF INJURY OR DAMAGE, AND ANY STATUTORY REMEDY RELATED THERETO OR TO THIS UNWIND AGREEMENT.

1.	Attorneys’ Fees. If any Party hereto shall commence any action or proceeding against any or all of the other Party that arises out of the provisions of this Unwind Agreement or to recover damages as the result of the alleged breach of any of the provisions of this Unwind Agreement, the prevailing Party therein shall be entitled to recover from the non-prevailing party (and the court shall award to the prevailing party) all reasonable costs incurred in connection therewith, including reasonable attorneys’ fees.

m.	Construction. The language used in this Unwind Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party.

n.	Gender. All references to any Party will be read with such changes in number and gender as the context or reference requires.

o.	Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of New York, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

p.	Counterparts. This Unwind Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

q.	Fax or Email Execution. This Unwind Agreement may be executed by delivery of executed signature pages by fax or email and such fax or email execution will be effective for all purposes.

r.	Schedules and Exhibits. The schedules and exhibits are attached to this Unwind Agreement and are incorporated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties hereto have executed this Unwind Agreement as of the day and year first above written.

Sincerely,

BOSTON THERAPEUTICS, INC.

By:	/s/ Carl W.Rausch
Name:	Carl W. Rausch
Title:	Chief Executive Officer

Agreed and Accepted:

CURE DM, INC.

By:	/s/ Loraine V.Upham
Name:	Loraine V. Upham
Title:	Chief Executive Officer

Signature Page to Unwind Agreement

Exhibit A

Wire Instructions

Beneficiary:

Boston Therapeutics, Inc.

354 Merrimack Street #4

Lawrence MA 01843

603-935-9799

Bank account number: 004661705915

Routing number: 026009593

SWIFT Code: BOFAUS3N

Bank information:

Bank of America

154 Main Street

North Andover, MA 01845

978-682-0309

Exhibit B

Liabilities

1 Citrin Cooperman	$16,632.00
2 ICON	$15,072.00
3 Pepper Hamilton	$58,050.46
4 Thompson Hine	$35,090.68
5 Upham BioConsulting	$20,000.00
6 Patent Expenses	$14,000.00
7 Annuities	$158,845.14